                                                     EXHIBIT 99.1

Ventana Reports Fourth Quarter and Full-Year 2004 Results and Announces 2:1 Stock Split

TUCSON, AZ -- 02/04/2005 -- Ventana Medical Systems, Inc. (NASDAQ: VMSI) today reported sales of $48.0 million for the quarter ending December 31, 2004, a 27% increase over the fourth quarter of 2003. The Company reported Generally Accepted Accounting Principles ("GAAP") net income for the fourth quarter of $8.6 million, or $0.48 per diluted share, compared with a net loss of ($2.0) million, or ($0.12) per share, in the fourth quarter of 2003. Non-GAAP net income for the fourth quarter of 2003 was $4.4 million, or $0.25 per diluted share, after excluding the pre-tax special charge of $6.4 million (no tax effect and $0.37 per diluted share) associated with the decision to relocate the Company's Pharma Services business to Tucson, close its Chicago reference lab business, and exit certain other product lines.

The Company also announced its Board of Directors has approved a two-for-one split of its common stock in the form of a stock dividend. Stockholders of record as of the close of business on March 4, 2005, will receive an additional share for each share of common stock on March 14, 2005. The stock split will increase the number of shares of common stock outstanding from approximately 18 million shares to approximately 36 million shares.

FOURTH QUARTER 2004

"Reagents and other revenues grew 31% versus last year's fourth quarter and 11% sequentially, while instrument revenue increased by 15% in the quarter versus last year," commented Christopher Gleeson, Ventana's President and Chief Executive Officer. "We continue to see strong demand for our BenchMark® XT and LT systems in both North America and Europe and are satisfied with the progress we're making elsewhere around the world."

FULL YEAR 2004

Net sales for the twelve months ended December 31, 2004, increased 25% to $166.1 million from $132.4 million in 2003. GAAP net income for the year ended December 31, 2004, was $21.3 million, or $1.19 per diluted share, compared to $6.0 million, or $0.35 per diluted share, for the twelve months ended December 31, 2003. In 2004, the Company recorded non-cash special charges of $1.8 million ($1.4 million tax-effected, or $0.08 per diluted share) to write-off the value of certain imaging technology-related intangibles and other assets in connection with the TriPath Imaging supply agreement. Excluding the above-mentioned special charges in both 2004 and 2003, the Company reported non-GAAP net income for the year ended December 31, 2004, of $23.0 million, or $1.27 per diluted share, compared with net income for the year ended December 31, 2003, of $12.4 million, or $0.72 per diluted share.

"2004 has been a productive year for Ventana," Gleeson further commented. "On the instrument side of our business, we launched the BenchMark LT and the Discovery XT systems. The response has been outstanding, and we are delighted with the number of large and prestigious institutions that have switched to Ventana in the last year. In addition, our agreement for a Ventana Image Analysis System, sourced from TriPath Imaging, has positioned us to provide further added value to anatomical pathology laboratories. Finally, our development teams have also been working on new software enhancements to better interface our systems and improve laboratory workflow and patient data entry.

"In reagents, we received PMA approval for our c-KIT diagnostic, a companion diagnostic to identify GIST patients who will benefit from Novartis' Gleevec®. C-KIT is the first rabbit monoclonal antibody test to be approved by the FDA. Our other high-profile reagent launches were Ventana's EGFR ASR and a new polymer detection chemistry. During the year, we acquired two new technologies that will enhance Ventana's leadership in the development of diagnostic tissue tests for cancer and infectious disease, SISH (silver in situ hybridization), from Nanoprobes, and QDot nanotechnology, from Quantum Dot Corporation."

CALENDAR YEAR 2005 AND 2006 OUTLOOK

The Company advised it expects 2005 GAAP revenues of $194.0 million to $196.0 million and pre-split diluted earnings per share to be between $1.46 and $1.49.

The Company also confirmed it expects 2006 revenues to grow at better than 20% over 2005, with operating margins to improve in a range of 22% to 25%.

CONFERENCE CALL

Ventana will hold a conference call to discuss fourth quarter and year-end 2004 results and the outlook for 2005 and 2006 at 10:00 a.m. EST on Friday, February 4, 2005. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.

Ventana develops, manufactures, and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

This press release contains certain forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to, statements regarding expected revenue growth for 2005 and 2006, operating margins for 2005 and 2006, and stock distribution and liquidity. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. We may not achieve anticipated future operating results, and product development activities may not be as successful as we expect, in terms of the timing of product availability to the market or customer rates of adoption. Other risks and uncertainties include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.

Visit the Ventana Medical Systems, Inc., website at www.ventanamed.com.

                  Ventana Medical Systems, Inc.
         Condensed Consolidated Statements of Operations
              (in thousands except per share data)
                          (Unaudited)

                                  Three Months Ended   Twelve Months Ended
                                     December 31,          December 31,
                                    -------------        ---------------
                                    2004     2003        2004       2003
                                  -------  -------    --------   --------
Sales:
 Reagents and other               $37,925  $29,007    $137,124   $103,345
 Instruments                       10,049    8,702      28,978     29,035
                                  -------  -------    --------   --------
  Total net sales                  47,974   37,709     166,102    132,380
Cost of goods sold                 11,347    9,465      41,297     35,180
                                  -------  -------    --------   --------
Gross profit                       36,627   28,244     124,805     97,200
Operating expenses:
 Research and development           5,501    5,374      21,242     19,598
 Selling, general and
  administrative                   20,118   18,934      74,306     64,449
 Amortization of
  intangible assets                   402      293       1,326      1,678
 Special charges                        -    5,700       1,758      5,700
                                  -------  -------    --------   --------
Income (loss) from operations      10,606   (2,057)     26,173      5,775
Interest and other
 (expense) income                    (256)     119         (45)       469
                                  -------  -------    --------   --------
Income (loss) before taxes         10,350   (1,938)     26,128      6,244
Provision for income taxes         (1,721)     (96)     (4,839)      (272)
                                  -------  -------    --------   --------
Net income (loss)                 $ 8,629  $(2,034)   $ 21,289   $  5,972
                                  =======  =======    ========   ========

Net income (loss) per
 common share:*
  —Basic                          $  0.51  $ (0.12)   $   1.27   $   0.36
                                  =======  =======    ========   ========
  —Diluted                        $  0.48  $ (0.12)   $   1.19   $   0.35
                                  =======  =======    ========   ========

Shares used in computing per
 common share:*
  —Basic                           16,906   16,649      16,805     16,464
                                  =======  =======    ========   ========
  —Diluted                         18,127   16,649      17,954     17,300
                                  =======  =======    ========   ========

* Not adjusted for announced
   share split

                   Ventana Medical Systems, Inc.
               Condensed Consolidated Balance Sheets
               (in thousands, except per share data)

                                        (Unaudited)            (Audited)
                                        December 31,          December 31,
ASSETS                                     2004                   2003
                                        -----------           -----------

Current assets:
   Cash and cash equivalents            $    33,354           $    19,711
   Short-term investments                    20,149                19,974
   Trade accounts receivable, net            33,292                27,398
   Inventories, net                          10,877                10,483
   Prepaid expenses                           1,353                   594
   Deferred tax assets                        6,448                 3,200
   Other current assets                         772                   967
                                        -----------           -----------
Total current assets                        106,245                82,327
Property and equipment, net                  47,679                42,516
Goodwill                                      2,804                 2,804
Intangible assets, net                        6,479                 3,982
Other assets                                  5,560                 3,983
Deferred tax assets, net of current
 portion                                     10,978                 5,602
                                        -----------           -----------
Total assets                            $   179,745           $   141,214
                                        ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                     $    10,655           $    10,081
   Other current liabilities                 24,360                15,882
                                        -----------           -----------
Total current liabilities                    35,015                25,963
Long term debt                                2,182                 2,260
Other non-current liabilities                 1,615                   615
Commitments and Contingencies
Stockholders' equity:
   Common stock - $.001 par value;
    50,000 shares authorized; 17,550
    and 16,709 shares issued and
    outstanding at December 31, 2004
    and December 31, 2003,
    respectively                                 18                    17
   Additional paid-in capital               176,010               154,395
   Accumulated deficit                      (13,860)              (35,149)
   Accumulated other comprehensive
    income (loss)                                41                  (171)
   Treasury stock - 595 shares and
    250 shares at cost at December 31,
    2004 and at December 31, 2003,
    respectively                            (21,276)               (6,716)
                                        -----------           -----------
Total stockholders' equity                  140,933               112,376
                                        -----------           -----------
Total liabilities and stockholders'
 equity                                 $   179,745           $   141,214
                                        ===========           ===========

Contact:
Christopher M. Gleeson
President and CEO
(520) 229-3787

Nick Malden
Chief Financial Officer
(520) 229-3857